Exhibit 10.2

Exclusive Consulting and Service Agreement

This Exclusive Consulting and Service Agreement (hereinafter referred to as the “Agreement”) was made and entered into by and between the following parties (hereinafter referred to as the “Parties hereto” or the “Parties”) in the People’s Republic of China on December 29, 2021:

Party A: Shenzhen Pengze Future Technology Co., Ltd. (hereinafter referred to as “Pengze Future”)

Add.: Room 104, Building 4, Dongya Factory Building, No. 6 Nanling North Road, Nanling Village Community, Nanwan Subdistrict, Longgang District, Shenzhen

Party B: Shenzhen Gongwuyuan Network Technology Co., Ltd. (hereinafter referred to as “Gongwuyuan”)

Add.: 437(H), No. 5, Gao’erfu Avenue, Guangpei Community, Guanlan Subdistrict, Longhua District, Shenzhen

Whereas:

1.	Party A is a foreign-invested enterprise legally incorporated and validly existing in the People’s Republic of China, with consulting and service resources;

2.	Party B is a limited liability company incorporated in the People’s Republic of China;

3.	Party A agrees to provide Party B with consulting and related services, and Party B agrees to accept the consulting and services provided by Party A.

Therefore, the Parties have reached the following agreement for compliance through friendly consultation and based on the principle of equality and mutual benefits:

1.	Consulting and Services: Sole and Exclusive Benefits

1.1	During the term of the Agreement, Party A agrees to provide Party B with relevant consulting and services as Party B’s exclusive consulting and service provider according to the conditions of the Agreement (see Annex 1 for details).

1.2	Party B agrees to accept the consulting and services provided by Party A during the term of the Agreement. In consideration of the value of the consulting and services provided by Party A and the good cooperative relationship between the Parties, Party B further agrees that Party B shall not accept any consulting or services provided by any third party in relation to the business scope involved in the Agreement unless with the prior written consent of Party A during the term of the Agreement.

1.3	For all rights, titles, interests, and intellectual property rights (including but not limited to copyrights, patent rights, technical secrets, trade secrets, and others) arising from the performance of this Agreement, whether developed by Party A or by Party B based on Party A’s intellectual property rights or those developed by Party A based on Party B’s intellectual property rights, Party A enjoys exclusive interests and exclusive rights and rights, and Party B shall not claim any rights, ownership, interests, and intellectual property rights against Party A.

However, if the development is conducted by Party A based on the intellectual property rights of Party B, Party B shall ensure that the intellectual property rights are free of any defect, or Party B shall bear any loss caused to Party A. If Party A hereby assumes the liability for compensation to any third party, Party A shall have the right to recover all its losses from Party B after making such compensation.

1.4	In consideration of the good cooperative relationship between the Parties, Party B promises that if Party B wants to conduct any business cooperation with other enterprises, Party B shall obtain the consent of Party A, and Party A or its affiliated companies shall have the priority of cooperation under the same conditions.

2.	Calculation and Payment of Consulting and Service Fee (hereinafter referred to as “Service Fee”)

2.1	The Parties hereto agree that Party B shall determine and pay the Service Fee in the manner set out in Annex 2 hereto for each profitable fiscal year.

2.2	If Party B fails to pay the Service Fee and other fees in accordance with the provisions hereof, Party B shall pay Party A an additional penalty of 0.5‰ per day for the amount in arrears.

2.3	Party A shall have the right, at its own expense, to appoint its employee or a certified public accountant in China or another country (hereinafter referred to as “Party A’s Authorized Representative”) to examine the accounts of Party B in order to examine the calculation method and amount of the Service Fee. For this purpose, Party B shall provide Party A’s Authorized Representative with the documents, accounts, records and data required by Party A’s Authorized Representative so that Party A’s Authorized Representative can audit the accounts of Party B and determine the amount of Service Fee. Unless there is any very serious error, the amount of Service Fee shall be subject to the amount determined by Party A’s Authorized Representative.

2.4	Unless otherwise agreed by the Parties, the Service Fee paid by Party B to Party A hereunder shall not be deducted or offset (such as bank charges).

2.5	In addition, while paying the Service Fee, Party B shall also pay to Party A the actual expenses incurred by Party B in providing the consulting and services hereunder, including but not limited to various travel expenses, transportation expenses, printing expenses, and postage.

3.	Representations and Warranties

3.1	Party A hereby represents and warrants as follows:

3.1.1	Party A is a company legally registered and validly existing under the laws of the People’s Republic of China;

3.1.2	Party A performs the Agreement within its corporate power and business scope; Party A has obtained necessary company authorizations and obtained the consent and approval from third parties and governmental authorities (if applicable), and does not violate any legal or contractual restriction binding on or affecting it;

3.1.3	The Agreement, once signed, shall constitute a legal document that is legal, valid, binding and enforceable to Party A.

3.2	Party B hereby represents and warrants as follows:

3.2.1	Party B is a company legally registered and validly existing under the laws of the People’s Republic of China;

3.2.2	Party B signs and performs the Agreement within its corporate power and business scope; Party B has obtained necessary company authorizations and obtained the consent and approval from third parties or governmental authorities (if applicable), and does not violate any legal or contractual restriction binding on or affecting it;

3.2.3	The Agreement, once signed, constitutes a legal document that is legal, valid, binding and enforceable to Party B.

4.	Confidentiality

4.1	Party A and Party B agree to take all reasonable measures to keep confidential the non-public data and information they know or have access to (hereinafter referred to as “Confidential Information”); without the prior written consent of the party providing Confidential Information, such Confidential Information shall not be disclosed, given or transferred to any third party (including the cases of merger, consolidation or direct or indirect control of the receiving party of the Confidential Information with a third party). Upon termination of the Agreement, Party A and Party B shall return any documents, data, or software containing the Confidential Information to the original owner or provider of the Confidential Information, or destroy it at its own discretion with the consent of the original owner or provider, including the removal of any Confidential Information from any relevant memory device, and shall not continue to use such Confidential Information. Party A and Party B shall take necessary measures to disclose the Confidential Information only to their own employees, agents or professional consultants who need to know, and cause such employees, agents or professional consultants to comply with the confidentiality obligations hereunder. Party A and Party B shall enter into specific confidentiality agreements with their own employees, agents or professional consultants for compliance.

4.2	The above restrictions are not applicable to:

4.2.1	the information that is generally available to the public at the time of disclosure;

4.2.2	the information that has become generally available to the public after disclosure not due to the fault of Party A or Party B;

4.2.3	the information that Party A or Party B can prove it has mastered before disclosure and is not directly or indirectly obtained from other parties;

4.2.4	the information that Party A or Party B is obliged to disclose it to relevant government departments, securities regulatory authorities, stock exchanges and stock trading institutions in accordance with the legal requirements, or Party A or Party B needs it for its normal operation and discloses the above Confidential Information to its direct legal and financial consultants.

4.3	The Parties hereto agree that this clause shall continue in force and effect regardless of whether the Agreement is changed, canceled, or terminated.

5.	Compensation

5.1	Unless otherwise specified herein, if Party B fails to fully perform or suspend the performance of its obligations hereunder and fails to correct the aforesaid conduct within thirty (30) days upon receipt of the notice from the other party, or its representations and warranties are untrue, it shall constitute a breach of agreement.

5.2	If either party hereto violates the Agreement or any of its representations and warranties hereunder, the non-breaching party may notify the breaching party in writing to require it to correct the breach within ten (10) days upon receipt of the notice, take corresponding measures to effectively and timely avoid damages, and continue to perform the Agreement. In case of any damages, the breaching party shall make compensation to the non-breaching party so that the non-breaching party can obtain all rights and interests due to the performance of the Agreement.

5.3	If either party breaches the Agreement, causing the other party to bear any costs, liabilities, or losses (including but not limited to loss of profits of the Company), the breaching party shall compensate the non-breaching party for any of the above-mentioned costs, liabilities or losses (including but not limited to the interest paid or lost due to the breach and attorney’s fees). The total amount of compensation paid by the breaching party to the non-breaching party shall be the same as the losses arising from the breach, and the above compensation shall include the benefits that the non-breaching party shall obtain from the performance of the Agreement, but the compensation shall not exceed the reasonable expectations of the Parties hereto.

5.4	Party B shall be fully liable for any claim arising from Party B’s failure to follow Party A’s instructions or improper use of Party A’s intellectual property rights or improper technical operations. If Party B discovers that any person uses the intellectual property rights of Party A without legal authorization, Party B shall immediately notify Party A and cooperate with Party A in any action taken by Party A.

5.5	In the event of a breach of the Agreement by the Parties hereto, the amount of compensation to be paid shall be determined according to the extent of their breach.

6.	Effectiveness, Performance and Term

6.1	The Agreement is executed on the date first above written and comes into effect simultaneously.

6.2	Unless Party A cancels the Agreement in advance, the term of the Agreement shall be ten (10) years from the effective date of the Agreement. Before the expiration of the Agreement, if required by Party A, the Parties shall extend the term of the Agreement as required by Party A, and the extended term shall be determined by Party A, and Party B shall sign an exclusive consulting and service agreement or continue to perform the Agreement as required by Party A.

7.	Termination

7.1	If Party B terminates the Agreement in advance without any cause during the term of the Agreement, Party B shall compensate Party A for all the losses caused thereby and pay relevant service fees for the services already provided.

7.2	The Agreement may be terminated by the Parties through consultation.

7.3	The rights and obligations of the Parties hereto under Clauses 4 and 5 shall survive the termination of the Agreement.

8.	Settlement of Disputes

8.1	In case of any dispute between the Parties hereto concerning the interpretation and performance of the provisions of the Agreement, the Parties shall negotiate in good faith to resolve such dispute. If such negotiation fails, either party may submit the dispute to Shenzhen Court of International Arbitration for arbitration in accordance with its then effective arbitration rules. The place of arbitration shall be Shenzhen and the language of the arbitration shall be Chinese. The arbitral award shall be final and binding upon the Parties hereto. The provisions of this Article shall not be affected by the termination or cancellation of the Agreement.

8.2	Except for matters in dispute between the Parties, the Parties shall continue to perform their respective obligations in good faith in accordance with the provisions of the Agreement.

9.	Force Majeure

9.1	“Force Majeure Event” means any event which is beyond the reasonable control of a party and which is unavoidable under the reasonable attention of the affected party, including but not limited to: Government action, natural forces, fire, explosion, storm, flood, earthquake, tide, lightning or war. However, insufficient credit standing, capital, or financing shall not be deemed to be beyond the reasonable control of either party. The Party seeking to be exempted from performance of obligations hereunder due to the Force Majeure Event shall notify the other party of such exemption as soon as possible, and inform the other party of the steps required to complete performance.

9.2	When the performance of the Agreement is delayed or prevented by a Force Majeure Event as defined above, the party affected by the Force Majeure Event shall not be liable for any liabilities hereunder to the extent of delay or obstruction. The party affected by the Force Majeure Event shall take appropriate measures to reduce or eliminate the effects of the Force Majeure Event and shall endeavor to resume the performance of the obligations delayed or hindered by the Force Majeure Event. Once the Force Majeure Event is eliminated, the Parties agree to make their best efforts to resume performance hereunder.

10.	Notice

The notices given by the Parties to perform the rights and obligations hereunder shall be made in writing and shall be delivered by personal delivery, registered mail, postage prepaid, recognized courier service, or facsimile to the following addresses of the party concerned or the Parties hereto.

Party A: Shenzhen Pengze Future Technology Co., Ltd.

Add.: Room 104, Building 4, Dongya Factory Building, No. 6 Nanling North Road, Nanling Village Community, Nanwan Subdistrict, Longgang District, Shenzhen

Tel.: 13590399152

Attention: Zhu Yanchun

Party B: Shenzhen Gongwuyuan Network Technology Co., Ltd.

Add.: 437(H), No. 5, Gao’erfu Avenue, Guangpei Community, Guanlan Subdistrict, Longhua District, Shenzhen

Tel.: 13590399152

Attention: Zhu Yanchun

11.	Transfer of the Agreement

Party B shall not transfer its rights and obligations hereunder to any third party unless Party B obtains Party A’s prior written consent. Party A may transfer its rights and obligations hereunder to Party A’s affiliated companies without the consent of Party B but shall notify Party B of such transfer.

12.	Severability of the Agreement

The Parties hereby acknowledge that the Agreement is a fair and reasonable agreement reached by the Parties on the basis of equality and mutual benefits. If any provision hereof is invalid or unenforceable due to any inconsistency with the relevant law, the provision shall be invalid or unenforceable only within the jurisdiction of the relevant law and shall not affect the legal effect of other provisions hereof.

13.	Amendments and Supplements to the Agreement

The Agreement shall be amended and supplemented by a written agreement between the Parties. The amendments and supplements to the Agreement duly signed by the Parties hereto shall constitute an integral part of the Agreement and shall have the same legal effect as the Agreement.

14.	Governing Law

The execution, validity, performance, and interpretation of the Agreement and the settlement of disputes shall be governed by and interpreted in accordance with the laws of the People’s Republic of China.

In WITNESS WHEREOF, the Parties have executed the Agreement by their authorized representatives as of the date first above written.

[This page is intentionally left blank for signatures only for the Exclusive Consulting and Service Agreement]

Party A: Shenzhen Pengze Future Technology Co., Ltd.

(Seal)

Authorized Representative:
Xia Daoning

Party B: Shenzhen Gongwuyuan Network Technology Co., Ltd.

(Seal)

Authorized Representative:
Yao Peng

Annex 1:

List of Consulting and Service Contents

1.	Research and development services of business-related software.

2.	Providing business-related technical services, applications, and execution, including but not limited to design, installation, and testing of all systems.

3.	Providing daily maintenance support, upgrade, maintenance, monitoring, and troubleshooting of computer network equipment and other technical services.

4.	Pre-job, on-the-job, and technical training services for personnel.

5.	Technology development and transfer services.

6.	Public relations services.

7.	Market research and consulting services (excluding market research services that are prohibited by the laws of the People’s Republic of China for foreign-invested enterprises).

8.	Services for the formulation of medium and short-term market development and market plans.

9.	Consulting services related to business compliance.

10.	Organization and planning services related to marketing and customer activities.

11.	Intellectual property licenses.

12.	Equipment and rental.

13.	Management consulting services and other business and technical consulting services related to business operation.

Annex 2:

Calculation and Payment Method of Service Fee

I.	The Service Fee hereunder shall be 95% of the remaining amount after the pre-tax profit of Party B in the corresponding year is deducted by the loss (if any) of Party B in the previous year, the necessary costs, expenses, and taxes incurred in the year and the withdrawn statutory reserve fund that must be withdrawn according to law. The aforesaid Service Fee shall be transferred to the bank account designated by Party A by remittance or other means recognized by the Parties after Party A sends a payment instruction to Party B, and Party A may change such payment instruction from time to time. The Parties agree that the payment of the aforesaid Service Fee shall not cause any difficulty in the operation of either party in the current year. For the aforesaid purpose, Party A shall have the right to agree to Party B’s deferred payment within the limit of realizing the aforesaid principle, so as to avoid any financial difficulties of Party B.

II.	Party B shall, within one hundred and twenty (120) days after the end of each fiscal year (hereinafter referred to as the “previous fiscal year”), provide Party A with audited consolidated financial statements of Party B for the previous fiscal year. The financial statements shall be audited by an independent certified public accountant approved by Party A and Party B shall provide Party A with all financial and other information necessary for calculating the annual service fee. Party A shall determine the annual service fee in writing upon receipt of the aforesaid information provided by Party B and have the right to issue a written payment instruction to Party B at any time after the annual service fee is determined. Party B shall pay Party A the service fee and other fees (if any) specified in the payment instruction in accordance with the payment period specified in the written payment instruction or within thirty (30) days after receiving the written payment instruction in the event that the payment period is not specified in the written payment instruction. If Party B fails to pay the service fee and other fees (if any) in full amount on time in accordance with the Agreement, Party A shall have the right to require Party B to pay additional liquidated damages to Party A in accordance with the Agreement.

III.	If Party A considers that the service fee determination method agreed in this Annex is not applicable for some reasons and needs to be adjusted, Party B shall actively and honestly negotiate with Party A within ten (10) working days after Party A makes a written request to adjust the fees so as to determine the new fee standard or method. If Party B fails to reply within ten (10) working days after receiving the notice of adjustment, it shall be deemed that Party B acquiesces to the adjustment of such service fee. At the request of Party B, Party A shall also negotiate with Party B to adjust the service fee.